Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-157123, 333-147391, 333-174650 and 333-238860) on Form S-3, (Nos. 333-231213, 333-194938, 333-190902 and 333-237540) on Form S-4 and (Nos. 333-197249, 333-190527, 333-157643, 333-132843, 333-138254, 333-129886, 333-129016, 333-176395, 333-213427 and 333-238853) on Form S-8 of Fidelity National Financial, Inc. of our report dated March 2, 2020, with respect to the consolidated balance sheets of FGL Holdings and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 2019 and the period from December 1, 2017 to December 31, 2017, the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows of Fidelity & Guaranty Life and subsidiaries for the period from October 1, 2017 to November 30, 2017, and for the year ended September 30, 2017 (Predecessor Company operations), and the related notes and financial statement schedules I to IV (collectively, the consolidated financial statements), which report appears in the Form 8-K of Fidelity National Financial, Inc. dated June 8, 2020.

/s/ KPMG LLP

Des Moines, Iowa
June 8, 2020